NEWS RELEASE

At Old Republic:	At Financial Relations Board:
Craig R. Smiddy: President and Chief Executive Officer	Analysts/Investors: Joe Calabrese 212/827-3772

Old Republic Announces Senior Management Change and Two Management Appointments in its Accounting and Finance Executive Group

CHICAGO – May 14, 2021 – Old Republic International Corporation (NYSE: ORI) today announced the following changes in its Accounting and Finance Executive Group. The changes are occasioned by Karl Mueller’s decision to retire as ORI’s Chief Financial Officer, effective June 30, 2021. The decision ends a highly successful 40-year career that began in public accounting, with the last 17 years dedicated to ORI’s business. Karl has agreed to provide advisory services for a period of time to ensure a seamless transition to his successor.

To succeed Karl, ORI named Deputy CFO Frank Sodaro (52) as its Chief Financial Officer, effective July 1, 2021. Frank, a CPA by profession, was most recently ORI’s Deputy Chief Financial Officer, and brings solid insurance accounting and finance experience garnered during the past 26 years. He will concurrently join the Company’s Office of the Chief Executive Officer.

ORI also named Chris Lieser (61) as its Deputy Chief Financial Officer, effective July 1, 2021. Chris, also a CPA by profession, will be adding greater responsibilities to his continued role as Chief Financial Officer of our Company’s Title Insurance business, to which he has dedicated 37 years of service.

In making these announcements, Craig Smiddy, Old Republic’s President and Chief Executive Officer, noted, “The appointments of Sodaro and Lieser reflect the Board’s confidence that they will continue to serve with excellence, affirming the great tradition of professional and loyal service that Karl Mueller exemplified.”

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance operations are the third largest in its industry.

The nature of Old Republic's business requires that it be managed for the long run. Its consistent and reliable cash dividend policy reflects this long-term orientation. Here's a summary of recent years' total book and market returns, which includes the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

	ORI		Selected Indices' Compounded
	Annual	Annual	Total Annual Returns
	Book Value	Market Value	Nominal		S & P
	Compounded	Compounded	Gross	S & P	P&C
	Total	Total	Domestic	500	Insurance
	Return	Return	Product	Index	Index

Ten Years 2001 - 2010	8.0%	1.9%	3.9%	1.4%	1.0%
Ten Years 2011 - 2020	8.8%	9.9%	3.3%	13.9%	14.3%
Twenty Years 2001 - 2020	8.4%	5.8%	3.6%	7.5%	7.4%

First Quarter 2020 - only	-12.4%	-31.1%	-0.9%	-19.6%	-20.6%
First Quarter 2021 - only	5.1%	18.1%	6.0%*	6.2%	4.4%

*Estimated

According to the most recent edition of Mergent's Dividend Achievers, Old Republic is listed in 58th place among just 111 qualifying publicly held companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.

For Old Republic's latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100